Exhibit 3.1

ARTICLES OF INCORPORATION

OF

PACIFIC COAST NATIONAL BANCORP

ARTICLE I

Name

This name of the corporation is Pacific Coast National Bancorp.

ARTICLE II

Purpose and Powers

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

Capital

This corporation has authority to issue an aggregate of 10,000,000 shares of common stock, having a par value of $0.01 per share.

ARTICLE IV

Board of Directors

The business and affairs of this corporation and all of the corporate powers thereof are hereby vested in and shall be exercised by a board of directors, the size and composition of which shall be determined as set forth in the bylaws.

ARTICLE V

Indemnification

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

ARTICLE VI

Limitation of Liability

The liability of directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE VII

Repeal of Articles V, VI and VII

Notwithstanding any other provision of these Articles, the affirmative vote of at least 80% of the total voting power of the corporation shall be required to amend or repeal Article V, Article VI or this Article VII, and any repeal or amendment of Article V, Article VI or Article VII by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article V that may have arisen prior to such appeal or amendment.

ARTICLE VIII

Registered Office and Agent

The name and address in the State of California of the Corporation's initial agent for service of process is Michael Hahn, 1745 E. Alvarado Street, Fallbrook, California 92028.

[signature page follows]

IN WITNESS WHEREOF, the undersigned incorporator has set his hand as of the 2nd day of July, 2003.

/s/ Michael Hahn
Michael Hahn

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Pacific Coast National Bancorp, a California corporation.

2.	Article III of the Articles of Incorporation of this corporation is amended to read as follows:

ARTICLE III

Capital

This corporation has the authority to issue an aggregate of 10,000,000 shares of common stock, having a par value of $0.01 per share, and an aggregate of 1,000,000 shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).  The Preferred Stock may be issued from time to time in one or more series.  The board of directors of this corporation is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the corporation is 2,544,850.  The number of shares of voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  ____January 15, 2009________

_____________________________________________
Michael S. Hahn, President and Chief Executive Officer

_____________________________________________
Thomas J. Applegate, Secretary and Director